Exhibit 99.1

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USG CORPORATION REPORTS FIRST QUARTER NET SALES

OF $1 BILLION AND NET EARNINGS OF $57 MILLION

       First Quarter 2004 vs. First Quarter 2003

•	Net sales increased 18 percent to a record level of $1 billion

•	Net earnings increased $51 million

•	Record shipments for Gypsum and Distribution units

•	Cost pressures persist

     CHICAGO, April 28, 2004 — USG Corporation (NYSE:USG), a leading building products company, today reported first quarter net sales of $1.02 billion, a record for any quarter in USG’s history, and net earnings of $57 million. Diluted earnings per share for the first quarter of 2004 were $1.33.

     “USG’s businesses produced strong results in the first quarter,” reported USG Corporation Chairman, President and CEO William C. Foote. “Shipments of many products reached record levels, revenues and operating margins increased and pricing improved. We continued to experience cost pressures, especially from higher energy, raw material and employee benefit costs, although we were able to offset some of those higher costs through increased operating efficiencies.

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USG CORPORATION REPORTS FIRST QUARTER RESULTS/2

     “Based upon the recent strength in the new housing and the repair and remodel markets, we believe that demand for gypsum wallboard and related products will remain strong this year. However, the exceptional strength we are now seeing in those markets may abate as the year progresses, especially if the booming housing market moderates,” continued Foote. “Cost pressures are likely to remain a challenge for the rest of the year and we will continue to implement cost-reduction programs to manage them.”

     First quarter net sales increased by $158 million, or 18 percent, to $1.02 billion, versus the $862 million of net sales in the first quarter of 2003. First quarter net earnings were $57 million, or $1.33 per share, compared with $6 million, or $0.13 per share, in the same period a year ago. First quarter 2003 net earnings included an after-tax charge of $16 million, or $0.37 per share, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” First quarter 2003 earnings before the effects of this charge were $22 million, or $0.50 per share.

Core Business Results

North American Gypsum

     USG’s North American Gypsum business recorded first quarter 2004 net sales of $639 million, an increase of 18 percent from the first quarter of 2003. Operating profit more than doubled to $81 million.

     United States Gypsum Company realized first quarter 2004 net sales of $574 million and operating profit of $61 million. Net sales increased by $78 million, or 16 percent, and operating profit more than doubled compared with the first quarter of 2003. Improved pricing and record shipments of the company’s SHEETROCK® brand gypsum wallboard more than offset the

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USG CORPORATION REPORTS FIRST QUARTER RESULTS/3

unfavorable effects of higher waste paper, natural gas and employee benefit costs experienced during the quarter. These and other cost increases were partially offset by improved operating efficiencies.

     U.S. Gypsum’s wallboard shipments in the first quarter totaled 2.7 billion square feet, 8 percent higher than shipments in the first quarter of 2003. First quarter 2004 wallboard shipments were a record for any quarter, and shipments in March were the highest ever for a single month. During the first quarter, U.S. Gypsum also continued to grow sales of its complementary products. Shipments of SHEETROCK brand joint compound were a record for any quarter, and the company also achieved higher sales of DUROCK® brand cement board and FIBEROCK® brand gypsum fiber panels compared with the first quarter last year.

     U.S. Gypsum’s nationwide average realized price of wallboard was $110.33 per thousand square feet during the first quarter, an increase of $13.20, or 14 percent, compared with $97.13 per thousand square feet in the first quarter last year. The first quarter 2004 average price was also up versus the $106.01 realized in the fourth quarter of 2003.

     The gypsum division of Canada-based CGC Inc. reported first quarter 2004 net sales of $73 million and operating profit of $13 million. Net sales increased by $16 million, or 28 percent, while operating profit more than doubled compared with the first quarter of 2003. Results improved largely due to record shipment volumes and higher selling prices for SHEETROCK brand gypsum wallboard and joint compound, as well as a stronger Canadian dollar.

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USG CORPORATION REPORTS FIRST QUARTER RESULTS/4

Worldwide Ceilings

     USG’s Worldwide Ceilings business reported first quarter net sales of $166 million, an increase of $19 million, or 13 percent, compared with the first quarter of 2003. Operating profit in the first quarter of 2004 was $15 million, an increase of $7 million, or 88 percent, compared with the same period last year.

     USG’s domestic ceilings business, USG Interiors, reported an operating profit of $12 million compared with $6 million in the first quarter of 2003. USG Interiors achieved higher operating profit largely due to increased product shipments and improved selling prices for its ceiling grid and tile products. The higher shipments and pricing were primarily attributable to increased demand in the quarter and the positive impact of new sales and distribution policies. Market concerns about a shortage of steel used to make grid and related increases in steel costs contributed to the higher demand for grid during the quarter. The company expects demand for grid to moderate from the strong first quarter levels and the cost of steel used to produce grid to rise significantly as the year progresses.

     USG International reported a profit of $1 million, the same level as last year’s first quarter. Operating profit for the ceilings division of CGC Inc. increased to $2 million compared with $1 million achieved in the same period a year ago.

Building Products Distribution

     L&W Supply, USG’s building products distribution business, reported first quarter 2004 net sales of $362 million, up 23 percent, from $295 million in the same period a year ago. Operating profit for the company rose to $14 million from $8 million in the first quarter of 2003.

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USG CORPORATION REPORTS FIRST QUARTER RESULTS/5

These increases reflect record first quarter shipments of both gypsum wallboard and complementary building products, such as drywall metal, ceiling products, joint compound and roofing. L&W Supply’s gypsum wallboard shipments were up 13 percent versus the first quarter of 2003.

Other Consolidated Information

     First quarter 2004 selling and administrative expenses totaled $77 million, a decrease of $3 million, or 4 percent, year-over-year. A lower accrual for expenses related to a Bankruptcy Court-approved key employee retention plan, a fourth quarter 2003 salaried workforce reduction program and other cost-reduction initiatives all contributed to the reduction in expenses. These favorable factors were offset in part by higher employee benefit costs. Selling and administrative expenses as a percent of net sales were 7.5 percent, down from 9.3 percent in the comparable 2003 period.

     Interest expense of $1 million was recorded in the first quarter of 2004 and 2003. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing. Contractual interest expense not accrued or recorded on pre-petition debt totaled $17 million in the first quarter of 2004. From the date of USG’s bankruptcy filing through March 31, 2004, contractual interest expense not accrued or recorded on pre-petition debt totaled $203 million.

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USG CORPORATION REPORTS FIRST QUARTER RESULTS/6

     USG incurred Chapter 11 reorganization expenses of $2 million in the first quarter of 2004 and 2003. For both periods, this consisted of $4 million in legal and financial advisory fees, partially offset by bankruptcy-related interest income of $2 million. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.

     As of March 31, 2004, USG had $925 million of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, down from $947 million as of December 31, 2003. The change reflects first quarter payments of customer rebates and employee incentive compensation, as well as seasonal working capital needs. Capital expenditures in the first quarter of 2004 were $20 million, compared with $17 million in the corresponding 2003 period.

Chapter 11 Reorganization

     USG and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.

     As reported in February 2004, Judge Alfred M. Wolin, the district court judge who is presiding over the asbestos personal injury issues in the USG bankruptcy, denied motions brought by USG and the Official Committee of Unsecured Creditors (the “Committee”) to remove himself from the case. USG and the Committee appealed Judge Wolin’s decision to the Third Circuit Court of Appeals. On April 19, 2004, the Third Circuit Court heard oral arguments on the appeal and has indicated that it would rule relatively soon on the matter.

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     On April 22, 2004, the U.S. Senate voted against proceeding with floor consideration of the Fairness in Asbestos Injury Resolution Act of 2004 (Senate Bill 2290, the “FAIR Bill”). Discussions continue regarding possible revisions to the FAIR Bill that would allow the bill to move forward, but it is unclear whether these discussions will produce agreements on key issues. The FAIR Bill, if enacted as currently drafted, would require USG to contribute funds annually to a national trust to pay qualifying claims filed by asbestos personal injury claimants.

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

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This report contains forward-looking statements related to management’s expectations about future conditions. The effects of the Chapter11 reorganization of USG and its principal domestic subsidiaries and the conduct, outcome and costs of the Chapter 11 reorganization, as well as the ultimate costs associated with the Corporation’s asbestos litigation, may differ from management’s expectations. Actual business or other conditions may also differ significantly from management’s expectations and accordingly affect the Corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of the global war on terrorism upon domestic and international economies and financial markets. The Corporation assumes no obligation to update any forward-looking information contained in this report.

USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2004	2003
Net sales	$1,020	$862
Cost of products sold	849	745
Selling and administrative expenses	77	80
Chapter 11 reorganization expenses	2	2

Operating profit	92	35
Interest expense	1	1
Interest income	(1)	(1)
Other expense, net	2	—

Earnings before income taxes and cumulative effect of accounting change	90	35
Income taxes	33	13

Earnings before cumulative effect of accounting change	57	22

Cumulative effect of accounting change, net of tax	—	(16)

Net earnings	57	6

Earnings per common share:
Basic and diluted before cumulative effect of accounting change	1.33	0.50
Cumulative effect of accounting change	—	(0.37)

Basic and diluted	1.33	0.13

Other Information:
Depreciation, depletion and amortization	28	25
Capital expenditures	20	17
Dividends paid per common share	—	—
Average common shares	43,022,719	43,137,883
Average diluted common shares	43,023,995	43,137,883

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2004	2003
Net Sales:
North American Gypsum:
U.S. Gypsum Company	$574	$496
CGC Inc. (gypsum)	73	57
Other subsidiaries*	36	28
Eliminations	(44)	(39)

Total	639	542

Worldwide Ceilings:
USG Interiors, Inc.	120	110
USG International	46	40
CGC Inc. (ceilings)	13	10
Eliminations	(13)	(13)

Total	166	147

Building Products Distribution:
L&W Supply Corporation	362	295

Eliminations	(147)	(122)

Total USG Corporation	1,020	862

Operating Profit:
North American Gypsum:
U.S. Gypsum Company	61	30
CGC Inc. (gypsum)	13	5
Other subsidiaries*	7	3

Total	81	38

Worldwide Ceilings:
USG Interiors, Inc.	12	6
USG International	1	1
CGC Inc. (ceilings)	2	1

Total	15	8

Building Products Distribution:
L&W Supply Corporation	14	8

Corporate	(16)	(18)
Chapter 11 reorganization expenses	(2)	(2)
Eliminations	—	1

Total USG Corporation	92	35

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$629	$700
Short-term marketable securities	41	64
Restricted cash	19	7
Receivables (net of reserves — $16 and $15)	451	321
Inventories	304	280
Income taxes receivable	25	26
Deferred income taxes	42	43
Other current assets	61	57

Total current assets	1,572	1,498
Long-term marketable securities	236	176
Property, plant and equipment (net of accumulated depreciation and depletion — $839 and $816)	1,804	1,818
Deferred income taxes	162	178
Goodwill	41	39
Other assets	83	90

Total Assets	3,898	3,799

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	256	202
Accrued expenses	179	206
Current portion of long-term debt	1	1
Income taxes payable	13	5

Total current liabilities	449	414
Long-term debt	1	1
Deferred income taxes	23	23
Other liabilities	431	429
Liabilities subject to compromise	2,242	2,243
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(258)	(258)
Capital received in excess of par value	414	414
Accumulated other comprehensive income (loss)	5	(1)
Retained earnings	586	529

Total stockholders’ equity	752	689

Total Liabilities and Stockholders’ Equity	3,898	3,799